Exhibit 11

                                  NIMBUS CD INTERNATIONAL, INC.
                       COMPUTATION OF NET INCOME PER SHARE OF COMMON STOCK

                              (In thousands, except per share data)

                                           (Unaudited)


                                                                   Three months ended
                                                                        June 30,
                                                                     1996        1995
Primary (A):
  Weighted average common shares outstanding                       20,839      13,805
  Net additional common shares issuable upon exercise of
    dilutive warrants and stock options, determined by the
    treasury stock method using the initial public offering
    price for options and warrants granted within one year
    prior to the Offering and Private Placement and the
    average market price for options and warrants                   2,183       2,088
    outstanding in periods after the Offering
  Issuance of common shares by the Company in the Offering
    and Private Placement                                                       6,850
                                                                   -----      -------
  Common shares and equivalents - 1995 is pro forma for the
    Offering and Private Placement                                 23,022      22,743
                                                                   ======      ======
  Net income - 1995 is pro forma for the Offering and
    Private Placement                                              $2,009      $1,658
                                                                   ======      ======
  Earnings per share - 1995 is pro forma for the Offering
    and Private Placement                                         $  0.09     $  0.07
                                                                  =======     =======
Fully Diluted (A):
  Weighted average common shares oustanding                        20,839      13,805
  Net additional common shares issuable upon exercise of
    dilutive warrants and stock options, determined by the
    treasury stock method using the initial public offering
    price for options and warrants granted within one year
    prior to the Offering and Private Placement and using
    period end market price, if higher than average price
    for options and warrants outstanding in periods after           2,267       2,088
    the Offering
  Issuance of common shares by the Company in the Offering
    and Private Placement                                                       6,850
                                                                  -------     -------
  Common shares and equivalents - 1995 is pro forma for the
    Offering and Private Placement                                 23,106      22,743
                                                                   ======      ======
  Net income for fully diluted computation - 1995 is pro
    forma for the Offering and Private Placement                   $2,009      $1,658
                                                                   ======      ======
  Earnings per share - 1995 is pro forma for the Offering
    and Private Placement                                         $  0.09     $  0.07
                                                                  =======     =======


(A) See Notes 5 and 6 of Notes to Condensed Consolidated Financial Statements.